Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com
HILL-ROM REPORTS STRONG FOURTH QUARTER AND FULL-YEAR RESULTS EXCEEDING PREVIOUS GUIDANCE

•	Reported revenue increased 20 percent from prior year to $574 million, on the strength of 7 percent constant currency growth, excluding acquisitions
•	Adjusted operating margin of 14.6 percent increased 220 basis points compared to the prior year
•	Adjusted diluted earnings per share of $0.89 increased 20 percent compared to $0.74 in the prior year
•	Reported diluted loss per share of $0.16 compares to income of $0.42 in the prior year
•	Excluding net cash outflows of $21 million associated with the Welch Allyn transaction, full year operating cash flow of $235 million compares to $210 million in the prior year
•	Fiscal year 2016 adjusted earnings per share are expected to be $3.08 to $3.14; Full-year reported revenue is expected to be between $2.66 billion and $2.70 billion

CHICAGO, November 5, 2015 /PRNewswire/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fourth quarter ended September 30, 2015, and its fiscal year 2016 financial outlook.  Adjusted earnings per diluted share of $0.89 increased 20 percent from $0.74 in the prior year.  The reported loss per diluted share was $0.16 as compared to income of $0.42 in the prior year, reflecting acquisition and integration expenses, restructuring expenses and other items excluded from adjusted earnings.  Adjustments to reported earnings are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue of $574 million increased 20 percent compared to last year, or 25 percent on a constant currency basis, primarily due to strong North America capital revenue growth and the Trumpf Medical and Welch Allyn acquisitions.  Excluding the benefit of acquisitions, our constant currency growth was 7 percent, driven primarily by 13 percent growth in North America and 6 percent growth in the Surgical and Respiratory Care businesses.  Domestic revenue was $384 million, up 26 percent, while revenue outside the United States of $190 million increased 22 percent on a constant currency basis.

For the full year, revenue was $1,988 million compared to $1,686 million for the prior year, an increase of 18 percent on a reported basis and 24 percent on a constant currency basis.  Excluding acquisitions, constant currency growth was 7 percent.  Adjusted earnings per diluted share for fiscal 2015 were $2.64 compared to $2.25 in 2014, an increase of 17 percent.  Reported earnings per diluted share for the full year were $0.82 compared to $1.04 for the prior year.

Management Comments

"We finished the year ahead of our expectations with strong fourth quarter results that included a 20 percent increase in adjusted earnings and constant currency revenue growth of 7 percent, excluding acquisitions,” said John Greisch, Hill-Rom President and Chief Executive Officer. “Our ongoing focus on margin expansion resulted in a significant increase in adjusted operating margin of 220 basis points for the quarter. For the full year, we delivered record adjusted earnings of $2.64 per diluted share, a 17 percent increase.”

Greisch continued, “We are very pleased with the progress we made in 2015 on a number of fronts. We strengthened our management team with several key appointments during the year and we significantly enhanced our portfolio with the additions of Trumpf Medical and Welch Allyn.  Together with new product introductions and our continued focus on operational excellence, we have improved our customer value proposition and are driving strong growth in revenue and adjusted earnings for 2016 and beyond."

Fourth Quarter Financial Highlights

-- Revenue:

-- North America.  North America revenue increased 12 percent to $278 million.  On a constant currency basis, capital sales increased 13 percent, while rental revenue increased 14 percent.  Strong sales of our Progressa ICU bed system and Clinical Workflow Solutions led capital sales growth while incremental volume drove rental growth.

-- Surgical/Respiratory Care.  Surgical and Respiratory Care revenue increased 32 percent to $141 million, or 40 percent on a constant currency basis.  Excluding Trumpf Medical, constant currency growth was 6 percent.

-- International.  International segment revenue of $106 million was down 5 percent on a constant currency basis and 16 percent on a reported basis.  On a constant currency basis, capital revenue was down nearly 5 percent compared to the prior year, while rental revenue decreased 11 percent.

-- Welch Allyn.  Welch Allyn revenue was $50 million for the period following the close of the transaction on September 8, 2015.

-- Adjusted operating margin increased 220 basis points to 14.6 percent reflecting improvement in organic margins as well as accretion from Welch Allyn.

-- Excluding net cash outflows of $21 million associated with the Welch Allyn transaction, full year operating cash flow of $235 million compares to $210 million in the prior year.

Please see the attached schedules for additional information and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, which will be filed later this month.

Financial Guidance Summary

Revenue:  For fiscal 2016, Hill-Rom expects reported revenue to be between $2.66 and $2.70 billion.  This reflects:
•	low to mid-single-digit constant currency organic growth;
•	3 to 5 percent pro-forma constant currency growth from Welch Allyn; and
•	negative currency impact of 1 to 2 percent at current rates.

For the first quarter of fiscal 2016, Hill-Rom expects reported revenue to be between $645 and $655 million.  This reflects:
•	low to mid-single-digit constant currency organic growth;
•	revenue contribution from Welch Allyn; and
•	negative currency impact of 3 to 4 percent at current rates.

Adjusted Earnings per Diluted Share:  The Company expects full year adjusted earnings per diluted share to be $3.08 to $3.14.

First quarter adjusted earnings per diluted share are expected to be $0.60 to $0.62.

Cash Flow:  Hill-Rom expects cash flow from operations for the full year to be approximately $300 million, which includes non-recurring outflows related to our ongoing restructuring and integration activities.  Capital expenditures are expected to be approximately $110 to $120 million.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  This measure excludes strategic developments, acquisition and integration costs, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast today at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://edge.media-server.com/m/p/xayzvqsu. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 51202184. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through November 10, 2015, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 51202184. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with approximately 10,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Dollars in millions, except per share data)

	Quarter Ended September 30		Year Ended September 30

	2015	2014	2015	2014
Net revenue
Capital sales	$478.6	$389.5	$1,604.5	$1,301.4
Rental revenue	95.3	90.3	383.7	384.7
Total revenue	573.9	479.8	1,988.2	1,686.1
Cost of revenue
Cost of goods sold	268.9	221.3	921.2	730.2
Rental expenses	48.3	45.2	186.7	176.0
Total cost of revenue	317.2	266.5	1,107.9	906.2
Gross profit
Capital	209.7	168.2	683.3	571.2
Rental	47.0	45.1	197.0	208.7
Total gross profit	256.7	213.3	880.3	779.9
As a percentage of sales	44.7%	44.5%	44.3%	46.3%

Research and development expenses	24.5	21.6	91.8	71.9
Selling and administrative expenses	208.7	151.6	664.2	548.3
Special charges	29.3	4.7	41.2	37.1

Operating profit (loss)	(5.8)	35.4	83.1	122.6

Other income/(expense), net	(10.7)	(1.2)	(18.0)	(7.4)

Income tax expense (benefit)	(6.4)	9.6	18.3	54.6

Net income (loss)	(10.1)	24.6	46.8	60.6

Less: Net loss attributable to noncontrolling interests	(0.5)	-	(0.9)	-

Net income (loss) attributable to common shareholders	$(9.6)	$24.6	$47.7	$60.6

Diluted earnings per share:
Earnings per share	$(0.16)	$0.42	$0.82	$1.04

Average common shares outstanding - diluted (thousands)	58,708	58,426	58,536	58,523

Dividends per common share	$0.1600	$0.1525	$0.6325	$0.5950

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue - Constant Currency
(Dollars in millions)

	Quarter Ended September 30
	2015	Foreign Exchange	2015	2014	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$478.6	$(22.8)	$501.4	$389.5	28.7%
Rental revenue	95.3	(2.0)	97.3	90.3	7.8%
Total	$573.9	$(24.8)	$598.7	$479.8	24.8%

North America	$277.5	$(1.9)	$279.4	$247.3	13.0%
Surgical and Respiratory Care	140.6	(8.5)	149.1	106.5	40.0%
International	105.6	(13.8)	119.4	126.0	-5.2%
Welch Allyn	50.2	(0.6)	50.8	-	N/M
Total	$573.9	$(24.8)	$598.7	$479.8	24.8%

	Year Ended September 30
	2015	Foreign Exchange	2015	2014	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$1,604.5	$(86.2)	$1,690.7	$1,301.4	29.9%
Rental revenue	383.7	(7.6)	391.3	384.7	1.7%
Total	$1,988.2	$(93.8)	$2,082.0	$1,686.1	23.5%

North America	$1,002.0	$(5.9)	$1,007.9	$888.9	13.4%
Surgical and Respiratory Care	506.6	(31.3)	537.9	301.6	78.3%
International	429.4	(56.0)	485.4	495.6	-2.1%
Welch Allyn	50.2	(0.6)	50.8	-	N/M
Total	$1,988.2	$(93.8)	$2,082.0	$1,686.1	23.5%

N/M - Not Meaningful

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended September 30, 2015					Quarter Ended September 30, 2014
	Operating Margin	Income (Loss) Before Income Taxes	Income Tax Expense (Benefit)	NCI	Diluted EPS	Operating Margin1	Income Before Income Taxes	Income Tax Expense	Diluted EPS1

GAAP Basis	-1.0%	$(16.5)	$(6.4)	$(0.5)	$(0.16)	7.4%	$34.2	$9.6	$0.42
Adjustments:
Acquisition and integration costs	7.5%	43.3	11.7	-	0.53	2.1%	9.9	2.8	0.12
Acquisition-related intangible asset amortization	1.9%	10.7	3.3	-	0.12	1.6%	7.9	2.4	0.09
FDA remediation expenses	0.1%	0.8	0.2	-	0.01	0.4%	1.7	0.6	0.02
Field corrective actions	-0.1%	(0.4)	(0.1)	-	-	-	-	-	-
Special charges	5.1%	29.3	9.5	-	0.33	1.0%	4.7	0.4	0.07
Supplemental stock compensation charge	1.1%	6.1	2.2	-	0.06	-	-	-	-
Foreign valuation allowance and acquisition dividend tax	-	-	-	-	-	-	-	(0.7)	0.01

Adjusted Basis	14.6%	$73.3	$20.4	$(0.5)	$0.89	12.4%	$58.4	$15.1	$0.74

	Year to Date Ended September 30, 2015					Year to Date Ended September 30, 2014
	Operating Margin1	Income Before Income Taxes	Income Tax Expense	NCI	Diluted EPS	Operating Margin1	Income Before Income Taxes	Income Tax Expense	Diluted EPS1

GAAP Basis	4.2%	$65.1	$18.3	$(0.9)	$0.82	7.3%	$115.2	$54.6	$1.04
Adjustments:
Acquisition and integration costs	3.2%	62.8	18.0	-	0.76	1.0%	16.3	5.0	0.19
Acquisition-related intangible asset amortization	1.7%	34.1	9.8	-	0.42	1.7%	28.8	8.7	0.34
Employee benefits change	-	-	-	-	-	-0.8%	(13.4)	(5.1)	(0.14)
FDA remediation expenses	0.2%	3.8	1.2	-	0.04	0.3%	4.5	1.7	0.05
Field corrective actions	0.2%	4.5	1.4	-	0.05	-0.1%	(1.7)	(0.6)	(0.02)
Litigation settlements and expenses	-	(0.6)	(0.2)	-	(0.01)	-	-	-	-
Special charges	2.1%	41.2	10.7	-	0.52	2.2%	37.1	10.9	0.45
Supplemental stock compensation charge	0.3%	6.1	2.2	-	0.07	-	-	-	-
Foreign valuation allowance and acquisition dividend tax	-	-	1.9	-	(0.03)	-	-	(20.3)	0.35

Adjusted Basis	11.8%	$217.0	$63.3	$(0.9)	$2.64	11.5%	$186.8	$54.9	$2.25

1 Total does not add due to rounding.
NCI = Net loss attributable to noncontrolling interests

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2015	September 30, 2014
Assets
Current Assets
Cash and cash equivalents	$192.8	$99.3
Trade accounts receivable, net of allowances	494.7	411.0
Inventories, net	267.4	176.2
Other current assets	186.1	92.8
Total current assets	1,141.0	779.3

Property, plant and equipment, net	378.4	261.5
Intangible assets:
Goodwill	1,610.5	399.8
Software and other, net	1,247.7	261.1
Other assets	80.0	49.6

Total Assets	$4,457.6	$1,751.3

Liabilities
Current Liabilities
Trade accounts payable	$136.3	$112.7
Short-term borrowings	58.0	126.9
Other current liabilities	384.5	202.7
Total current liabilities	578.8	442.3

Long-term debt	2,175.2	364.1
Other long-term liabilities	546.7	138.4

Total Liabilities	3,300.7	944.8

Total Shareholders' Equity Attributable to Common Shareholders	1,146.9	806.5

Noncontrolling Interest	10.0	-

Total Shareholders' Equity	1,156.9	806.5

Total Liabilities and Shareholders' Equity	$4,457.6	$1,751.3

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30

	2015	2014
Operating Activities
Net income	$46.8	$60.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	73.6	65.4
Amortization	10.5	12.2
Acquisition-related intangible asset amortization	34.1	28.8
Provision for deferred income taxes	(22.3)	3.9
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	0.5	7.2
Pension settlement charge	9.6	-
Stock compensation	25.0	18.0
Excess tax benefits from employee stock plans	(3.6)	0.3
Change in working capital excluding cash, current debt,
acquisitions and dispositions:
Trade accounts receivable	(39.7)	17.1
Inventories	11.0	9.1
Other current assets	(7.7)	(2.6)
Trade accounts payable	0.7	7.0
Accrued expenses and other liabilities	53.8	(12.5)
Other, net	21.5	(4.2)
Net cash provided by operating activities	213.8	210.3

Investing Activities
Capital expenditures and purchases of intangibles	(121.3)	(62.7)
Proceeds on sales of property and equipment leased to others	1.5	2.4
Payment for acquisition of businesses, net of cash acquired	(1,638.7)	(239.5)
Refund on acquisition of businesses	-	4.6
Other	2.1	0.7
Net cash used in investing activities	(1,756.4)	(294.5)

Financing Activities
Net change in short-term debt	(0.7)	(0.2)
Borrowings on revolving credit facility	95.0	252.0
Payments on revolving credit facility	(135.0)	(57.0)
Proceeds from long-term debt	2,225.0	0.8
Payment of long-term debt	(401.6)	(11.4)
Payment of acquired debt	-	(26.8)
Repurchase of registered debentures	(5.9)	-
Debt issuance costs	(50.3)	-
Purchase of noncontrolling interest of former joint venture	(1.9)	(1.3)
Payment of cash dividends	(37.1)	(34.2)
Proceeds on exercise of stock options	12.1	11.5
Proceeds from stock issuance	2.8	2.5
Excess tax benefits from employee stock plans	3.6	(0.3)
Treasury stock acquired	(63.3)	(71.8)
Net cash provided by (used in) financing activities	1,642.7	63.8

Effect of exchange rate changes on cash	(6.6)	(7.7)

Net Cash Flows	93.5	(28.1)

Cash and Cash Equivalents:
At beginning of period	99.3	127.4
At end of period	$192.8	$99.3